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                         [LETTERHEAD OF GALEY & LORD]




[LOGO]                                             Contact: Leonard F. Ferro
                                                            (336) 665-3037


                  GALEY & LORD ANNOUNCES STRATEGIC INITIATIVES

GREENSBORO, NC, JULY 26, 2001/PRNewswire - Because of the continuing difficult business environment, Galey & Lord, Inc. announced today that its Board of Directors has approved the following actions:

     1. The discontinuation of Galey & Lord Service Company, N.A., the Company's garment making operations in Mexico.

     2. The consolidation of its greige fabrics operations which includes the closure of its Asheboro, North Carolina weaving facility and Caroleen, North Carolina spinning facility.

These operations will be phased out over the next several months.

In addition to these actions, the Company has undertaken reductions of its salaried overhead of approximately 5%.

The Company anticipates pretax charges associated with these actions to be between $70 million and $80 million, the majority of which are related to fixed asset and goodwill impairments and are non-cash. Charges related to these actions will occur principally in the September quarter 2001.

In conjunction with the above, the Company has scheduled a conference call with investors and analysts to be broadcast live over the internet on Friday, July 27, 2001 at 10:00 a.m. Eastern Time with Arthur C. Wiener, CEO, and Leonard F. Ferro, CAO, of Galey & Lord, Inc. All persons interested in accessing the conference call may via the internet at http://www.videonewswire.com/event.asp?id=546. Replay of the conference call
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will be available approximately 2-1/2 hours after the end of the call on the internet at http://www.prnewswire.com or via telephone at 1-800-475-6701 (access
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code: 597120).

Galey & Lord is a leading global manufacturer of textiles for sportswear, including cotton casuals, denim and corduroy, as well as a major international manufacturer of workwear fabrics. The Company also is a manufacturer of dyed and printed fabrics for use in home fashions.

This press release contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the
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Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief of current expectations of the Company and its management team. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among other things, competitive and economic factors in the textile, apparel and home furnishings markets, raw materials and other costs, the level of the Company's indebtedness, interest rate fluctuations, weather-related delays, general economic conditions, governmental legislation and regulatory changes, the long-term implications of regional trade blocs and the effect of quota phase-out and lowering of tariffs under the WTO trade regulations and other risks and uncertainties that may be detailed, from time-to time, in Galey
& Lord's reports filed with the Securities and Exchange Commission.